Exhibit 3.1

Unofficial translation of the new Articles of Association

IQM Finland Oy – Articles of Association

1§	Name and Domicile

The name of the company is IQM Finland Oy.

The domicile of the company is Espoo.

2§	Field of activity

The field of activity of the company is data processing, rental of data processing resources, manufacturing of equipment and joint services.

3§	Shares

The shares do not have a nominal value.

The shares of the company are divided into A-shares, B-shares, C-shares, D-shares and E-shares which differ in the following manners:

When distributing funds or consideration in the event of liquidation as defined below, the funds or consideration (both together “consideration”) are distributed as follows:

(a)

First, the shareholders holding E-shares shall receive the greater of the following added with declared but unpaid dividends on each E-share less an amount equal to all cash dividends or equivalent that have previously been paid on such share:

(i)	the original subscription price paid for each E-share; or

(ii)	the amount that holder of E-shares would have received, had all B-shares, C-shares, D-shares and E-shares been converted into A-shares immediately prior to the liquidation event.

(b)

Secondly, after all amounts pursuant to clause (a) have been paid, the shareholders holding D-shares shall receive the greater of the following added with declared but unpaid dividends on each D-share less an amount equal to all cash dividends or equivalent that have previously been paid on such share:

(i)	the original subscription price paid for each D-share; or

(ii)	the amount that holder of D-shares would have received, had all B-shares, C-shares, D-shares and E-shares been converted into A-shares immediately prior to the liquidation event.

(c)

Thirdly, after all amounts pursuant to clauses (a)–(b) have been paid, the shareholders holding C-shares shall receive the greater of the following added with declared but unpaid dividends on each C-share less an amount equal to all cash dividends or equivalent that have previously been paid on such share:

(i)	the original subscription price paid for each C-share added with declared but unpaid dividends on each C-share; or

(ii)	the amount that holder of C-shares would have received, had all B-shares, C-shares, D-shares and E-shares been converted into A-shares immediately prior to the liquidation event.

(d)	Fourthly, after all amounts pursuant to clauses (a)–(c) have been paid, the shareholders holding B-shares shall receive the greater of the following added with declared but unpaid dividends on each B-share less an amount equal to all cash dividends or equivalent that have previously been paid on such share:

(i)	the original subscription price paid for each B-share added with declared but unpaid dividends on each B-share; or

(ii)	the amount that holder of B-shares would have received, had all B-shares, C-shares, D-shares and E-shares been converted into A-shares immediately prior to the liquidation event.

(e)

Fifthly, after all amounts paid pursuant to clauses (a)–(d) have been paid, each holder of A-shares converted according to the convertible loan agreement signed in April 2019 shall be paid 30.92 euros less an amount equal to all cash dividends or equivalent that have previously been paid on such share

(f)	Any remaining proceeds available for distribution after the payments under clauses (a)–(e) have been made the remaining proceeds shall be distributed to the holders of A-shares on a pro rata basis.

Liquidation event means any of the following events:

(a)	a liquidation, winding-up or dissolution of the company;

(b)	a sale to a third party of more than 50% of the shares and votes of the company;

(c)	a sale to an existing shareholder of equity securities as a result of which such shareholder holds more than 50% of the shares and votes of the company;

(d)	a sale or exclusive license of more than 50% of the assets of the company (based on the then-current market value of the company’s assets); or

(e)

a merger, reorganization or consolidation or other transaction subsequent to which the shareholders of the company at such time will, as a result of such transaction, possess less than 50% of the shares and votes of the surviving or new entity.

The shares of the company belong to the book-entry system after the expiry of the registration period decided by the Board of Directors.

4§	Conversion of Shares

Each holder of B-shares, C-shares, D-shares and E-shares shall be entitled at any time to request to have his or her B-shares, C-shares, D-shares and E-shares converted into A-shares.

All of the B-shares, C-shares, D-shares and E-shares shall automatically be converted into A-shares on the earlier of (i) the admission of any shares or other equity securities of the company to trading on any regulated market or multilateral trading facility, whether effected through an initial public offering or a direct listing; or (ii) a business combination involving a special purpose acquisition company, or a merger or other transaction with a bona fide third party resulting in that all or part of the shares or equity securities, or any shares in the special purpose acquisition company or receiving company, as applicable, are publicly traded on any regulated market or multilateral trading facility (an “IPO”), where such IPO concerns at least twenty percent (20%) of the company’s shares; (iii) the election to convert the B-shares, C-shares, D-shares and E-shares into A-shares being made by the holders of at least 75% of the outstanding B-shares, C-shares, D-shares and E-shares; or (iv) the consummation of an IPO for financing purposes as set out in the shareholders’ agreement relating to the Company.

5§	Board of Directors

The company has a Board of Directors comprising of at least one (1) and up to seven (7) full members. If there are less than three members on the Board of Directors, one deputy member must also be elected to the Board.

The term of office of the Board members continues until further notice.

6§	CEO

The company may have a CEO appointed by the Board of Directors.

7§	Representing the company

The company is represented by the Board of Directors or the Chairman of the Board of Directors, the CEO alone or two members of the Board of Directors together. The Board of Directors may also authorize a member of the Board of Directors or other person to represent the company.

8§	Invitation to the General Meeting

The invitation to the General Meeting must be sent to the shareholders no earlier than two (2) months and no later than fourteen (14) days prior to the meeting to the addresses that the shareholders have entered in the company’s shareholder register or, alternatively, by sending an invitation to the e-mail address indicated for this purpose within the same time.

9§	The Annual General Meeting

The Annual General Meeting shall be held annually on the date determined by the Board of Directors within six months of the end of the financial year.

The meeting shall present the financial statements, if necessary, the report of the Board of Directors and the auditor’s report, decide on the approval of the financial statements, on the use of the profit shown in the balance sheet and on the discharge to the members of the Board of Directors and the CEO, and, if necessary, elect the members of the Board of Directors and the auditor.

10§	Consent Clause

The company’s consent is required for the acquisition of shares through transfer. The Board of Directors decides on the granting of consent. Within four (4) weeks of receipt of the application, the applicant must be notified in writing of the consent decision. Otherwise, consent is deemed to have been given.

11§	Redemption Clause

The shareholders and the company have the right to redeem a share that is being transferred by any other owner than the company to any party.

The company has the primary redemption right. Shareholders have a secondary right of redemption if the company does not exercise its redemption right. If more than one shareholder wishes to exercise his / her redemption right, the shares will be distributed to those willing to redeem in proportion to the shares they hold. If the shares are not distributed evenly, the remaining shares will be distributed amongst those wishing to redeem by drawing of lots. Otherwise, the provisions of the Limited Liability Companies Act (2006/624, as amended) apply to the redemption.

12§	Arbitration

Disputes arising from the application of these Articles of Association shall be finally settled by arbitration in accordance with the rules of the Arbitration Committee of the Central Chamber of Commerce concerning accelerated arbitration. There shall be one (1) arbitrator and the place of arbitration is Helsinki.